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                                                                    Exhibit 21.1

Subsidiaries of Progress Software Corporation



North America
       Barbados                Progress Software International Sales Corporation
       Canada                  Progress Software Corporation of Canada Ltd.
       Connecticut             Crescent Software, Inc.
       Delaware                Progress Software International Corporation
       Massachusetts           Apptivity Corporation
       Massachusetts           Progress Security Corporation

Europe
       European Headquarters -
            Netherlands        Progress Software Europe B.V.
       Austria                 Progress Software GesmbH
       Belgium                 Progress Software NV
       Czech Republic          Progress Software spol. s.r.o.
       Denmark                 Progress Software A/S
       Finland                 Progress Software Oy
       France                  Progress Software S.A.
       Germany                 Progress Software GmbH
       Netherlands             Progress Software B.V.
       Norway                  Progress Software A/S
       Spain                   Progress Spain S.A.
       Sweden                  Progress Software Svenska AB
       Switzerland             Progress Software A.G.
       United Kingdom          Progress Software Ltd.


Other
       Argentina               Progress Software de Argentina S.A.
       Australia               Progress Software Pty. Ltd.
       Brazil                  Progress Software do Brasil Ltda.
       Hong Kong               Progress Software Corporation Limited
       Japan                   Progress Software K.K.
       Mexico                  Progress Software, S.A. de C.V.
       Singapore               Progress Software Pte. Ltd.